EXHIBIT 4.2
                           CONSOLIDATED GRAPHICS, INC.

                            LONG-TERM INCENTIVE PLAN

                                 FIRST AMENDMENT


        Consolidated Graphics, Inc., a Texas corporation (the "Corporation"), having established the Consolidated Graphics, Inc. Long-Term Incentive Plan as adopted by the Board of Directors of the Corporation effective March 26, 1994 (the "Plan"), and having reserved the right under Section 11 thereof to amend the Plan, does hereby amend the first sentence of Section 4 of the Plan, effective as of the date approved by the Board of Directors and the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Corporation's stockholders, as follows:

   "There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 967,500 shares of Common Stock, subject to adjustment as provided in Paragraph 14."